Exhibit 4.1

THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, ASSIGNED, CONVEYED, TRANSFERRED, PLEDGED, HYPOTHICATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO EFFECTIVE REGISTRATIONS UNDER SUCH LAWS OR PURSUANT TO AN OPINION OF COUNSEL (WHICH COUNSEL AND OPINION SHALL BE REASONABLY SATISFACTORY TO SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.) THAT THE PROPOSED DISPOSITION MAY BE EFFECTED IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.

COMMON STOCK PURCHASE WARRANT

No. 2009- W1

Date of Issuance: February 5, 2009

1.           Certain Definitions.

1.1	“Business Day” means a day other than a Saturday or Sunday or a day on which banks in New York, NY are authorized or required by law to close.

1.2	“Principal Market” means the principal trading exchange or market for the Company’s common Stock, which is the OTC Bulletin Board as of the Date of Issuance.

1.3	“Warrant” means this Warrant and any Warrant(s) issued to Holder and/or its successors and assigns in replacement of this Warrant or any subsequently issued Warrant.

2.           Issuance.

In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC., a Nevada corporation (the “Company”), WILD FLAVORS, INC., a Delaware corporation or registered assigns (the “Holder”) is hereby granted the right to purchase at any time, on or after the Issue Date (as defined below) until 5:00 P.M., New York City time, on the date which is the last calendar day of the month during which the fifth anniversary of the Issue Date occurs (the “Expiration Date”), Twenty-Six Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six (26,666,666) fully paid and nonassessable shares of the Company's Common Stock, $0.001 par value per share (the “Common Stock”), at an initial exercise price per share (the “Exercise Price”) of $0.35 per share, subject to further adjustment as set forth herein. This Warrant is being issued pursuant to the terms of that certain Securities Purchase Agreement, dated as of February 5, 2009 (the “Securities Purchase Agreement”), to which the Company and Holder are parties. This Warrant is issued to the Holder on February 5, 2009 (the “Issue Date”).

3.           Exercise of Warrants.

3.1           General.

(a)           This Warrant is exercisable in whole or in part at any time and from time to time commencing on the date six months after the Issue Date. Such exercise shall be effectuated by submitting to the Company or its Warrant Agent pursuant to Section 10 hereof a completed and duly executed “Notice of Exercise” (substantially in the form attached to this Warrant). The date such Notice of Exercise is received by the Company shall be the “Exercise Date,” provided that, if such exercise represents the full exercise of the outstanding balance of the Warrant, the Holder of this Warrant tenders this Warrant to the Company within five (5) Trading Days (as defined below) thereafter. The term “Trading Day” means any day during which the Principal Market shall be open for business. The Notice of Exercise shall be executed by the Holder of this Warrant and shall indicate (i) the number of shares then being purchased pursuant to such exercise and (ii) if applicable (as provided below), whether the exercise is a cashless exercise.

(b)           Holder may elect to exercise this Warrant, in whole or in part, on a cashless exchange/net issue basis, by noticing a “cashless” exercise on its Notice of Exercise form. In the event of such election, the Holder shall thereby be entitled to receive a number of shares of Common Stock equal to (i) the excess of the Current Market Value (as defined below) over the total cash exercise price of the portion of the Warrant then being exercised, divided by (ii) the Market Price of the Common Stock. For the purposes of this Warrant, the terms (x) “Current Market Value” shall mean an amount equal to the Market Price of the Common Stock, multiplied by the number of shares of Common Stock specified in the applicable Notice of Exercise, (y) “Market Price of the Common Stock” shall mean the average Closing Price of the Common Stock for the three (3) Trading Days ending on the Trading Day immediately prior to the Exercise Date, and (z)

“Closing Price” means the 4:00 P.M. closing bid price of the Common Stock on the Principal Market on the relevant trading day(s), as reported by Bloomberg LP (or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the Holder and reasonably acceptable to the Company) for the relevant date(s).

(c)           If the Notice of Exercise form elects a “cash” exercise, the Exercise Price per share of Common Stock for the shares then being exercised shall be payable, at the election of the Holder, in cash or by certified or official bank check or by wire transfer in accordance with instructions provided by the Company at the request of the Holder.

(d)           Upon the submission of a completed and duly executed Notice of Exercise, the appropriate payment, if any, of the Exercise Price for the shares of Common Stock purchased and, if required, the surrender of this Warrant, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased (the “Warrant Shares”). The Company shall deliver such certificates representing the Warrant Shares in accordance with the instructions of the Holder as provided in the Notice of Exercise (the certificates delivered in such manner, the “Warrant Share Certificates”) within five (5) Trading Days (such third Trading Day, a “Delivery Date”) of (i) with respect to a “cashless” exercise, the Exercise Date or the Automatic Exercise Date, as the case may be, or, (ii) with respect to a “cash” exercise, the later of the Exercise Date or the date the payment of the Exercise Price for the relevant Warrant Shares is received by the Company.

(e)           The Company understands that a delay in the delivery of the Warrant Share Certificates by the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay late payment fees (as liquidated damages and not as a penalty) to the Holder for late delivery of Warrant Share Certificates in the amount of $50 per Trading Day after the Delivery Date for each $10,000 of aggregate Exercise Price of the Warrant Shares subject to the delivery default. The Company shall pay any payments incurred under this Section in immediately available funds upon demand.

(f)           In addition to any other rights available to the Holder, if the Company fails to deliver to the Warrant Share Certificates within seven Trading Days after the Delivery Date and the Holder purchases (in an open market transaction or otherwise) shares of common stock (“Bought Shares”) to deliver in satisfaction of a sale by the Holder of the shares of Common Stock which the Holder was entitled to receive from the Company on exercise of this Warrant (a “Buy-In”), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the Bought Shares exceeds (B) the Exercise Price for such Warrant Shares, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 (based on the Exercise Price) of Warrant Shares, the Company shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(g)           The Holder shall be deemed to be the holder of the shares issuable to it in accordance with the provisions of this Section 3.1 on the Exercise Date.

3.2           Automatic Exercise.

If any portion of this Warrant remains unexercised as of the Expiration Date and the Market Price of the Common Stock as of the Expiration Date is greater than the applicable Exercise Price as of the Expiration Date, then, without further action by the Holder, this Warrant shall be deemed to have been exercised automatically on the date (the “Automatic Exercise Date”) which is the day immediately prior to the close of business on the Expiration Date (or, in the event that the Expiration Date is not a Business Day, the immediately preceding Business Day) as if the Holder had duly given a Notice of Exercise for a “cashless” exercise as contemplated by Section 3.1(b) hereof, and the Holder (or such other person or persons as directed by the Holder) shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such Automatic Exercise Date. This Warrant shall be deemed to be surrendered to the Company on the Automatic Exercise Date by virtue of this Section 3.2 without any action by the Holder.

3.3           Trustee for Warrant Holders.

In the event that a qualified bank or trust company shall have been appointed as Trustee pursuant to Subsection 7.3, such bank or trust company shall have all the powers and duties of a warrant agent (as hereinafter described) and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to Section 3.1.

4.           Reservation of Shares.

The Company hereby agrees that, at all times during the term of this Warrant, there shall be reserved for issuance upon exercise of this Warrant, one hundred percent (100%) of the number of shares of its Common Stock as shall be required for issuance of the Warrant Shares for the then unexercised portion of this Warrant. For the purposes of such calculations, the Company should assume that the outstanding portion of this Warrant was exercisable in full at any time, without regard to any restrictions which might limit the Holder's right to exercise all or any portion of this Warrant held by the Holder.

5.           Mutilation or Loss of Warrant.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

6.           Rights of the Holder.

The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

7.           Protection Against Dilution and Other Adjustments.

7.1           Adjustment Mechanism.

If an adjustment of the Exercise Price is required pursuant to this Section 7 (other than pursuant to Section 7.4), the Holder shall be entitled to purchase such number of shares of Common Stock as will cause (i) (x) the total number of shares of Common Stock Holder is entitled to purchase pursuant to this Warrant following such adjustment, multiplied by (y) the adjusted Exercise Price per share, to equal the result of (ii) (x) the total number of shares of Common Stock Holder is entitled to purchase before adjustment, multiplied by (y) the Exercise Price per share before adjustment.

7.2           Capital Adjustments.

In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation (where the Company is not the surviving entity), the provisions of this Section 7 shall be applied as if such capital adjustment event had occurred immediately prior to the date of this Warrant and the original Exercise Price had been fairly allocated to the stock resulting from such capital adjustment; and in other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall be deemed a stock dividend to the extent of the bargain purchase element of the rights. The Company will not effect any consolidation or merger, unless prior to the consummation thereof, the successor or acquiring entity (if other than the Company) and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of the Common Stock of the Company are entitled to receive as a result of such consolidation or merger assumes by written instrument the obligations under this Warrant (including under this Section 7) and the obligations to deliver to the holder of this Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, the holder may be entitled to acquire.

7.3           Dissolution.

In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable in accordance with Section 7.2 by the Holder upon their exercise after the effective date of such dissolution pursuant to this Section 7.3 to a bank or trust company (a “Trustee”) having its principal office in New York, NY, as trustee for the Holder.

7.4           Adjustment for Spin Off.

If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or a part of its assets in a transaction (the “Spin Off”) in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the

Holder had all of the Holder's unexercised Warrants outstanding on the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the “Outstanding Warrants”) been exercised as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Shares”), and (ii) to be issued to the Holder on the exercise of all or any of the Outstanding Warrants, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares, multiplied by (y) a fraction, of which (i) the numerator is the amount of the Outstanding Warrants then being exercised, and (ii) the denominator is the amount of the Outstanding Warrants.

7.5           Continuation of Terms.

Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 7, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities (as defined below) and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided elsewhere in this Section 7. In the event this Warrant does not continue in full force and effect after the consummation of the transaction described in this Section 7, the Company's securities and property (including cash, where applicable) receivable by the Holder of the Warrants will be delivered to the Trustee as contemplated by Section 7.3. The term “Other Securities” refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the Holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

8.           Certificate as to Adjustments.

In each case of any adjustment or readjustment in the shares of Common Stock issuable on the exercise of the Warrants, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant and any Warrant Agent of the Company (appointed pursuant to Section 10 hereof).

9.           Compliance with Securities Laws; Disposition of Warrant or Warrant Shares.

9.1           Compliance with Securities Laws.

Holder, by acceptance of this Warrant, represents to the Company that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired for its own account, for investment purposes only and not with a view to distribution, and that Holder will not offer, sell, assign, convey, pledge, hypothecate, transfer or otherwise dispose of this Warrant or any Warrant Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”), or any state or other securities laws. Except as provided below in Section 9.2, this Warrant, any Warrant subsequently issued to Holder, and all certificates representing the Warrant Shares issued hereunder, unless registered under the Securities Act and any applicable state or other securities law, shall be stamped or imprinted with a legend in substantially the following form:

[THIS WARRANT HAS] [THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, ASSIGNED, CONVEYED, TRANSFERRED, PLEDGED, HYPOTHICATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO EFFECTIVE REGISTRATIONS UNDER SUCH LAWS OR PURSUANT TO AN OPINION OF COUNSEL (WHICH COUNSEL AND OPINION SHALL BE REASONABLY SATISFACTORY TO THE COMPANY) THAT THE PROPOSED DISPOSITION MAY BE EFFECTED IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.

9.2           Disposition of Warrant or Warrant Shares.

With respect to any sale or other disposition of this Warrant or any of the Warrant Shares issued hereunder before registration thereof, the then current Holder shall give written notice to the Company prior thereto, describing briefly the manner of the sale and/or other disposition and, if requested by the Company, a written opinion of Holder’s counsel to the effect that the sale or other disposition may be effected without registration under the Securities Act as then in effect and under any state or other securities laws then in effect (which opinion shall be reasonably satisfactory to the Company). Promptly upon receiving such an opinion, if so requested, the Company shall promptly effectuate the requested transfer of this Warrant or the Warrant Shares. Notwithstanding the foregoing, this Warrant and any Warrant Shares issued hereunder may, as to federal securities laws, be sold or otherwise disposed of in accordance with Rule 144 or any successor rule under the Securities Act, provided that Holder furnishes the Company with all information the Company may reasonably request to provide reasonable assurance that the provisions of Rule 144 or any successor rule have been satisfied and further provided that nothing herein shall require the Company to meet the public information requirements of Rule 144. Each certificate representing this Warrant or any Warrant Shares issued hereunder so transferred shall bear the legend set forth above as to the applicable restrictions on transferability to ensure compliance with federal, state and other securities laws, unless the Company determines, after receiving an opinion of counsel for Holder, that the legend is not required to ensure compliance with those laws. The Company may issue stop-transfer instructions to its transfer agent in connection with the enforcement of any such restrictions.

9.3           Registration Rights.

The Holder shall have registration rights with respect to the Warrant Shares or then subject to issuance upon exercise of this Warrant (collectively, the “Remaining Warrant Shares”) as set forth in the Securities Purchase Agreement.

10.           Warrant Agent.

The Company may, by written notice to the Holder of the Warrant, appoint an agent (a “Warrant Agent”) for the purpose of issuing Common Stock on the exercise of this Warrant pursuant hereto, exchanging this Warrant pursuant hereto, and replacing this Warrant pursuant hereto, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such Warrant Agent.

11.           Transfer on the Company's Books.

Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

12.           Notices.

Any notice required or permitted hereunder shall be given to the Company as follows:

Sunwin International Neutraceuticals, Inc.
Attention: Dongdon Lin, CEO
6 Shengwang Avenue
Qufu, Shandong, China 273100
Telecopy No. 86-537-441-3350

With copies to:

James Schnieder, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Blvd, Suite 210
Boca Raton, FL  33431
Telecopy No. 561.362.9612

13.           Supplements and Amendments; Whole Agreement.

This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

14.           Governing Law.

This Warrant shall be deemed to be a contract made under the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights hereunder.

15.           Remedies.

The Company stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

16.           Counterparts.

This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.           Descriptive Headings.

Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows immediately.]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: February 5, 2009

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.
/s/ Dongdong Lin
Name: Dongdong Lin
Title: Chief Executive Officer

Witness:

/s/ Junzheng Li